Exhibit 3.1

THIRD CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FUTURE HEALTH ESG CORP.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Future Health ESG Corp., a corporation organized and existing under the by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.	The name of the corporation is Future Health ESG Corp. The corporation was originally incorporated pursuant to the DGCL on February 25, 2021, under the name of Future Health ESG Corp.

2.	The date of filing of the corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 25, 2021, the date of filing the corporation’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was September 9, 2021, the date of filing the corporation’s Certificate of Amendment to the Amended and Restated Certificate of Incorporation was December 9, 2022 and the date of filing the corporation’s Second Certificate of Amendment to the Amended and Restated Certificate of Incorporation was January 31, 2023.

3.	The Board of Directors of the corporation has duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the corporation (as amended and restated prior to the date hereof), declaring said amendment to be advisable and in the best interests of the corporation and its stockholders and authorizing the appropriate officers of the corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are substantially as follows:

RESOLVED, that Section 9.1(b) of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission (the “SEC”) on August 18, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by December 31, 2024 and (iii) the redemption of Offering Shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate (A) to modify the substance or timing of the Corporation’s obligation to allow or effectuate redemptions as described in the Registration Statement or (B) relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of the Corporation’s Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the initial stockholders of the Corporation or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.” The term “initial stockholders of the Corporation” means the purchasers of shares of Common Stock prior to the Offering.”

RESOLVED, that Section 9.2(d) of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:

“(d) In the event that the Corporation has not consummated an initial Business Combination by December 31, 2024, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable, and less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.”

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed this 29th day of December, 2023.

/s/ Bradley A. Bostic
Bradley A. Bostic
Chief Executive Officer

2